Exhibit 10.20

Galera Therapeutics, Inc.

Employment, Confidentiality, Noncompete and Invention Rights Agreement

This Employment, Confidentiality, Noncompete and Invention Rights Agreement (“Agreement”) is made and entered into as of April 1, 2019 (the “Effective Date”) by and between Galera Therapeutics, Inc., a Delaware corporation (the “Company”), and Joel Sussman (“Employee”).

Recitals

A.
Company desires to obtain the benefit of the services of Employee, and Employee is willing to tender such services on the terms and conditions hereinafter set forth.
B.
Company is engaged in, among other things, the business of developing superoxide dismutase mimetics for the treatment and prevention of various diseases, including cancer and the serious side effects associated with current cancer therapies as well as other agents to treat cancer and the serious side effects associated with current cancer therapies.
C.
Company shall expend a great deal of time, money and effort to develop and maintain its proprietary Confidential Information (as defined below).
D.
The success of Company depends to a substantial extent upon the protection of its Confidential Information and goodwill by its employees. Employee recognizes and acknowledges that Employee’s position with Company will provide Employee with access to Confidential Information.
E.
Employee has previously provided services to Company pursuant to a consulting relationship (the “Consultancy”). Company and Employee now desire for Employee to occupy a position of employment with Company, which relationship will be different in character from Employee’s prior consulting relationship with Company, including without limitation the increased degree of control that Company will exercise over Employee’s performance of work for Company as an employee.
F.
Employee desires to be employed by Company as Chief Accounting Officer. Employee recognizes and acknowledges that Employee’s position with Company will provide Employee with access to Confidential Information.
G.
Company compensates its employees to, among other things, develop and preserve goodwill with its customers, landlords, suppliers and partners on Company’s behalf and business information for Company’s ownership and use.
H.
If Employee were to leave Company, Company, in all fairness, would need certain protections in order to prevent competitors of Company from gaining an unfair competitive advantage over Company or diverting goodwill from Company, or to prevent Employee from misusing or misappropriating the Confidential Information.

Agreements

NOW, THEREFORE, in consideration of the Employee’s employment and compensation by the Company and the recitals, mutual covenants and agreements hereinafter set forth, Employee and Company agree as follows:

Section 1.
Employment Services.
1.1
Effective as of the Effective Date, Employee shall be employed by Company upon the terms and conditions hereinafter set forth. Employee shall provide services to Company as Chief Accounting Officer and, until such time as a new Chief Financial Officer is appointed, as Chief Financial Officer. Employee’s duties will include those duties and responsibilities customarily associated with such position and such other duties and responsibilities as are reasonably requested by the Chief Executive Officer to fulfil the duties of this position.
1.2
Employee agrees that throughout Employee’s employment with Company, Employee will (a) faithfully render such services as may be assigned to Employee by Company, (b) devote not less than sixty percent (60%) of his working time to the Company prior to June 1, 2019, and thereafter will devote either eighty percent (80%) or one hundred percent (100%) of his working time to the Company (at the Company’s sole discretion, provided, however, that Employee will devote one hundred percent (100%) of his working time to the Company beginning in the month that the Company completes an Initial Public Offering), using Employee’s good faith efforts, ability, skill and attention to the Company’s business, (c) follow and act in accordance with all of the rules, policies and procedures of Company, including those outlined in any Employee Handbook that the Company may adopt and revise from time to time (the “Employee Handbook”). For the avoidance of doubt, Employee shall not be entitled to additional compensation for devoting more of his working time to the Company than is required by this Section 1.2.
1.3
During any period when Employee is required by the Company to devote one hundred percent (100%) of his working time to the Company, Employee shall not engage in any other business activity or provide any services for compensation to anyone other than the Company without the written consent of the Chief Executive Officer. At all other times during Employee’s employment with the Company, Employee may engage in other business activity and provide services to others for compensation provided that (a) such person or entity is listed on Exhibit A, or (b) Employee gives prior written notice to the Chief Executive Officer of such activity or services, or (c) such activities or services meet the standards for Permissible Outside Activities as described in Section 1.4.
1.4
During Employee’s employment with the Company, Employee may participate in reasonable levels of charitable, civic, trade organization, and similar activities and passive personal investment activities, provided that such activities do not, as determined by the Company at its sole discretion, create an actual or apparent conflict of interest, violate any provision of this Agreement or any other contract between Employee and the Company, or otherwise materially interfere with the performance of Employee’s duties under this Agreement (“Permitted Outside Activities”).
1.5
Each of (i) the Consulting, Confidentiality, Noncompete and Invention Rights Agreement, dated December 3, 2012, by and between the Company, J. F. Sussman & Associates LLC and Employee and (ii) the Offer Letter, dated March 29, 2019, by and between the Company and Employee is hereby superseded and replaced, in its entirety, by this Agreement.
1.6
“Board” means the Board of Directors of the Company.
1.7
“Employment Period” means the period commencing upon the Effective Date and ending on the date that the Employee’s employment with the Company is terminated.
1.8
“Subsidiary” means any corporation, limited liability company, joint venture or other business organization in which the Company now or hereafter, directly or indirectly, owns or controls more than fifty percent (50%) interest.
Section 2.
Term of Employment. Employee’s employment with the Company pursuant to this Agreement will begin on the Effective Date and shall continue indefinitely until terminated by the Company or by the Employee at any time, with or without cause, subject to the provisions of Section 4 below.
Section 3.
Compensation.
3.1
During the term of this Agreement, Employee shall be entitled to the following:
(a)
An annual full-time base salary of $290,000 per year, which may be prorated according to the percent of Employee’s working time devoted to the Company and is subject to review and adjustment as determined by the Board of Directors of the Company (the “Board”), to be paid according to the Company’s regular payroll practices (such base salary as it may be adjusted from time to time, the “Base Salary”); and
(b)
An opportunity to earn an annual performance-based bonus targeted at 30% of Base Salary (the “Target Bonus”) based upon achievement of objectives for the applicable year as determined by the Board (the “Bonus”). The payment of any Bonus is subject to Employee’s continued employment through the last day of the calendar year to which the Bonus relates, and will be made in accordance with the Company’s annual performance-based bonus program, but not later than March 31 of the calendar year following the calendar year in which such Bonus is earned.
3.2
Employee will be eligible to participate in all benefit plans of the Company generally available to employees of the Company as in effect from time to time, in accordance with and subject to the terms thereof.

3.3
Employee shall be entitled to paid vacation and paid sick leave in accordance with the Company’s policies as set forth in the Employee Handbook or otherwise in effect from time to time.
3.4
All compensation payable by Company to Employee under this Agreement shall be subject to customary withholding taxes and other employment taxes as required with respect thereto.
3.5
Upon Employee’s submission of proper substantiation, the Company shall reimburse Employee for all reasonable business expenses and travel expenses actually and necessarily paid or incurred by Employee in the course of and pursuant to the business of the Company, in accordance with the Company’s policies. No expenses incurred after the Employee’s termination of employment with the Company shall be subject to reimbursement under this Section 3.5.
3.6
The Company shall use commercially reasonable efforts to acquire and ensure that Employee shall be covered (for both liability and representation) at all times as an “Officer” or “Executive Officer” or the equivalent thereof under, one or more reasonable and customary directors and officers insurance policies, which shall be applicable to the Company and any subsequent renewals, extensions or replacements thereof, in each case as approved by the Board and to the same extent as other similarly situated officers of the Company.
Section 4.
Termination of Employment.
4.1
This Agreement and Employee’s employment may be terminated under the following circumstances:
(a)
Automatically upon the death of Employee.
(b)
By the Company in the event Employee, by reason of physical or mental disability, shall with reasonable accommodation be unable to perform a material portion of the services required of Employee hereunder for a continuous ninety (90) day period. In the event of a disagreement concerning the existence of any such disability, the matter shall be resolved by a disinterested licensed physician who is chosen by Company or its insurers and to whom Employee has no reasonable objection.
(c)
By the Company for “good cause,” which for the purposes of this Agreement shall mean: (i) the Employee’s refusal to substantially satisfy the material responsibilities and objectives reasonably assigned to Employee by the Company (other than due to a physical or mental disability); (ii) a material breach by Employee of this Agreement or any other agreement between Employee and the Company; (iii) Employee’s commission of a felony or a crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of their respective customers or suppliers; (iv) behavior by Employee constituting sexual harassment, unlawful discrimination or similar behavior; (v) Employee’s material breach of any confidentiality or non-compete obligations; (vi) conduct by Employee that tends to bring the Company, or any of its affiliates, into public disgrace or disrepute; or (vii) Employee’s gross negligence or willful misconduct with respect to the Company or any of its affiliates. In order for Employee’s termination to be considered to be for good cause pursuant to clauses (i) or (ii) above, the Company must notify the Employee of the existence of good cause within ninety (90) days of the initial existence of the condition alleged to give rise to good cause and provide the Employee with a period of thirty (30) days in which to remedy the condition. In the event the Employee remedies the condition within such thirty (30) day period, “good cause” shall not be deemed to exist with respect to such condition.
(d)
By the Employee for “good reason,” which for the purposes of this Agreement shall mean: (i) a failure by Company to comply with the material terms of this Agreement; (ii) any material reduction in Employee’s Base Salary which is not consented to by Employee, except in connection with across-the-board salary reductions based on the Company’s financial condition or performance similarly affecting all or substantially all senior management employees of the Company; or (iii) any material reduction in Employee’s responsibilities, positions, duties or authority which is not consented to by Employee. In order for Employee’s termination to be considered to be for good reason, the Employee must (x) notify the Company of the existence of good reason within ninety (90) days of the initial existence of the condition alleged to give rise to good reason, (y) provide the Company with a period of thirty (30) days in which to remedy the condition and (z) after the Company fails to timely remedy the condition, terminate the Employee’s employment within sixty (60) days following expiration of such thirty (30) day period. In the event the Company remedies the condition within such thirty (30) day period, “good reason” shall not be deemed to exist.
(e)
By the Company without “good cause” or by the Employee for any other reason other than “good reason” or for no reason.
4.2
Any termination of Employee’s employment by the Company or by Employee under this Section 4 (other than termination pursuant to Section 4.1(a)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination (as defined below) (a “Notice of Termination”); provided, however, that in the event that Employee delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination, but the termination will still be considered a resignation by Employee.

A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Employee receives the Notice of Termination, or any date thereafter elected by the Company. The failure by either party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of “good cause” or “good reason” shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder. For purposes of this Agreement, “Date of Termination” means (A) if Employee’s employment is terminated by Employee’s death, the date of Employee’s death; or (B) if Employee’s employment is terminated pursuant to Sections 4.1(b) – (e), either the date indicated in the Notice of Termination or the date specified by the Company pursuant this Section, whichever is earlier.
4.3
Upon the Date of Termination, all rights and obligations of the parties hereunder shall cease except that termination of employment pursuant to this Section 4 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Section 4 through Section 14, Section 17, Section 19 or Section 20.
4.4
If, on the Date of Termination, Employee is a member of the Board or any governing body of the Company or any of its subsidiaries, or holds any other offices or positions with the Company or its subsidiaries, Employee shall be deemed to have resigned from all such directorships, offices and positions as of the Date of Termination.
4.5
Employee’s right to payment and benefits from the Company under this Agreement for periods after the Date of Termination shall be limited to the following provisions of this Section 4.5:
(a)
Following termination of Employee’s employment for any reason, Company shall pay to Employee:
(i)
in accordance with Company’s usual payroll practices, the Base Salary earned up to and including the Date of Termination, but not yet paid;
(ii)
any Bonus awarded for the calendar year prior to the calendar year in which the Date of Termination occurs, determined in accordance with Section 3.1(b), but unpaid as of the Date of Termination, which Bonus shall be paid when such amounts would have otherwise been paid pursuant to Section 3.1(b);
(iii)
in accordance with Company’s usual payroll practices, payment for unused vacation days accrued up to and including the Date of Termination in accordance with Company policy;
(iv)
in accordance with Company’s policy and regular business practice, payment for all reasonable, customary and documented business expenses incurred up to and including the Date of Termination; and

(v)
any other payments or benefits to be provided to Employee by Company pursuant to any employee benefit plans or arrangements adopted by Company, to the extent such amounts are due from Company, which amounts shall be payable in accordance with the terms and conditions of such plans or arrangements.
(b)
Subject to Sections 4.5(c) and (d) below and Employee’s continued compliance with Sections 5, 6, 8 and 9, if the Company terminates Employee’s employment for reasons other than death (Section 4.1(a)), physical or mental disability (Section 4.1(b)), or “good cause” (Section 4.1(c)) or if the Employee terminates Employee’s employment as a result of circumstances constituting “good reason” (Section 4.1(d)), then, in addition to the amounts payable in accordance with Section 4.5(a), Employee shall receive the following:
(i)
a cash severance payment equal to twelve (12) months (the “Severance Period”) of Employee’s Base Salary as in effect on the Date of Termination. Such severance shall be paid in equal installments over the Severance Period according to the Company’s regular payroll practices, with the first installment payment (which will include any installment payments that would have otherwise been earlier made) occurring on the first regular payroll date immediately following the date the Release (as defined below) becomes effective and irrevocable; however, if the period for submitting the Release, which shall not extend beyond sixty (60) days following Employee’s Date of Termination, spans two calendar years, payment of the cash severance under this paragraph (b)(i) shall not commence before the first regular payroll period of the second calendar year; and
(ii)
if Employee timely elects to receive continued health coverage under any Company group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then, during the period commencing on the Date of Termination and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Employee is no longer eligible for COBRA or (Z) the date Employee becomes eligible to receive health coverage from a subsequent employer (and Employee agrees to promptly notify the Company of such eligibility), the Company shall pay, or reimburse Employee for, a percentage of the applicable monthly premium for such continuation coverage equal to the same percentage contributed by the Company towards the Employee’s health plan coverage in effect immediately prior to the Date of Termination. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act)

or incurring an excise tax, the Company may alter the manner in which health coverage is provided to Employee after the Date of Termination so long as such alteration does not increase the after-tax cost or materially diminish the level of such benefits to Employee.
(c)
Subject to Section 4.5(d) below and Employee’s continued compliance with Sections 5, 6, 8 and 9, in lieu of the payments and benefits set forth in Section 4.5(b), if the Company terminates Employee’s employment for reasons other than death (Section 4.1(a)), physical or mental disability (Section 4.1(b)), or “good cause” (Section 4.1(c)) or if the Employee terminates Employee’s employment as a result of circumstances constituting “good reason” (Section 4.1(d)), in any case, on or within 12 months following the date of a Change in Control, then, in addition to the amounts payable in accordance with Section 4.5(a), Employee shall receive the following:
(i)
a cash severance payment equal to the sum of (A) twelve (12) months (the “CIC Severance Period”) of Employee’s Base Salary as in effect on the Date of Termination, plus (B) 1 times the Target Bonus. Such severance shall be paid in equal installments over the CIC Severance Period according to the Company’s regular payroll practices, with the first installment payment (which will include any installment payments that would have otherwise been earlier made) occurring on the first regular payroll date immediately following the date the Release becomes effective and irrevocable; however, if the period for submitting the Release, which shall not extend beyond sixty (60) days following Employee’s Date of Termination, spans two calendar years, payment of the cash severance under this paragraph (c)(i) shall not commence before the first regular payroll period of the second calendar year;
(ii)
the benefits set forth in Section 4.5(b)(ii), provided that the Severance Period will mean the CIC Severance Period;
(iii)
all unvested equity or equity-based awards held by Employee under any Company equity compensation plans that vest solely based on the passage of time shall immediately become 100% vested (for the avoidance of doubt, with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement); and
(d)
In no event shall Employee be entitled to receive any amounts, rights, or benefits under Section 4.5(b) or Section 4.5(c) unless Employee executes, timely delivers to the Company and does not revoke a release of claims against Company in substantially the form attached hereto as Exhibit B (the “Release”).

(e)
For purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Galera Therapeutics, Inc. 2019 Equity Incentive Plan, as in effect on the Effective Date.
Section 5.
Confidential Information.
5.1
Both during the period of Employee’s employment with the Company (the “Employment Period”) and following termination of employment, Employee agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Employee to perform Employee’s employment responsibilities for Company, any of Company’s proprietary Confidential Information.
5.2
Employee acknowledges and confirms that certain data and other information (whether in human or machine-readable form) that comes into Employee’s possession or knowledge (whether before or after the date of this Agreement) and that was obtained from Company, or obtained by Employee for or on behalf of Company (“Confidential Information”) is the secret, confidential property of Company. This Confidential Information includes, but is not limited to: (a) lists or other identification of customers or prospective customers of Company (and key individuals employed by or engaged by such parties); (b) lists or other identification of sources or prospective sources of Company’s products or components thereof, its landlords and prospective landlords and its current and prospective alliance, marketing and media partners (and key individuals employed or engaged by such parties); (c) all compilations of information, correspondence, designs, drawings, files, compounds, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, protocols, reports, schematics, specialized or technical data, source code, object code, documentation, and software used in connection with the discovery, development, manufacture, fabrication, assembly, use, marketing and sale of Company’s products; (d) financial, sales and marketing data relating to Company or to the industry or other areas pertaining to Company’s activities and contemplated activities (including, without limitation, licensing, leasing, manufacturing, transportation, distribution and sales costs and non-public pricing information); (e) chemical compositions, equipment, materials, designs, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of Company’s products; (f) Company’s relations with its past, current and prospective licensees, licensors, customers, suppliers, landlords, alliance, marketing and media partners and the nature and type of products or services rendered to, received from or developed with such parties or prospective parties; (g) Company’s relations with its employees (including, without limitation, salaries, job classifications and skill levels); and (h) any other information designated by Company to be confidential, secret and/or proprietary (including without limitation, non-public information provided by licensees, licensors, customers, suppliers and alliance partners of Company). Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any data or other information which has been made publicly available or otherwise placed in the public domain other than by Employee in violation of this Agreement; (ii) information that Employee already knew prior to commencement of Employee’s employment (or other service relationship, if any, that commenced prior to employment) with the Company, other than by disclosure to Employee by the Company; (iii) information that Employee lawfully receives from someone outside the Company who is not obligated to keep the information confidential; or (iv) information that is explicitly approved in writing for release by the Chief Executive Officer.
5.3
During the Employment Period, Employee will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any papers, records, reports, studies, computer printouts, equipment, tools or other property owned by Company except (i) as expressly permitted by Company in writing or (ii) as required for the proper performance of Employee’s duties on behalf of Company. Employee will promptly notify Company if Employee is legally compelled to disclose any Confidential Information by the order of any court or governmental investigative or judicial agency pursuant to proceedings over which such court or agency has jurisdiction.
Section 6.
Restrictions. Employee recognizes that (i) Company will spend substantial money, time and effort in developing and solidifying its relationships with its customers, suppliers, landlords and alliance partners and in developing its Confidential Information; (ii) long-term customer, landlord, supplier and partner relationships often can be difficult to develop and require a significant investment of time, effort and expense; (iii) Company has paid its employees to, among other things, develop and preserve business information, customer, landlord, vendor and partner goodwill, customer, landlord, vendor and partner loyalty and customer, landlord, vendor and partner contacts for and on behalf of Company; and (iv) Company is hereby agreeing to employ Employee based upon Employee’s assurances and promises not to divert good will of customers, landlords, suppliers or partners of Company, either individually or on a combined basis, or to put Employee in a position following Employee’s employment with Company in which the confidentiality of Company’s Confidential Information might somehow be compromised. Accordingly, Employee agrees that, regardless of how Employee’s termination occurs and regardless of whether it is with or without cause, Employee will not, directly or indirectly (whether as owner, partner, consultant, employee, or otherwise) anywhere in the United States:
(a)
during the Employment Period and for twelve (12) months immediately following the Date of Termination, provide any labor, services, expertise, advice or assistance to, or have an interest in, any person or entity engaged in, or planning to engage in, discovery, development, manufacture, marketing or sales of (i) any products or potential products for the treatment or prevention of mucositis, (ii) any products or potential products primarily for the treatment or prevention of any fibrosis indication for which the Company has products or potential products under development during the Employment Period, (iii) superoxide dismutase or superoxide dismutase mimetics for the treatment and prevention of various diseases, including cancer and the serious side effects associated with current cancer therapies, or (iv) other agents which have the same mechanism of action or molecular target as those under development by the Company during the Employment Period or during the Employment Period, provide any labor, services, expertise, advice or assistance to, or have an interest in, any person or entity engaged in, or planning to engage in, any other business in which the Company may engage during the Employment Period (together, the “Restricted Activity”), including, without limitation, Employee providing labor, service, expertise, advice or assistance to any investment fund or other investment entity for the purpose of evaluating and/or making an investment in any company engaged or planning to engage in the Restricted Activity; and
(b)
during the Employment Period and for twelve (12) months immediately following the Date of Termination, induce or solicit or attempt to induce or solicit any (i) employee, consultant, partner or advisor of Company to accept employment or an affiliation with any entity engaged in Restricted Activity or (ii) distributor, supplier, representative or agent of the Company to terminate or reduce its relationship with the Company;

provided that, nothing in this Section 6 shall prohibit Employee from: (v) investing in stocks, bonds, or other securities in any business if such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer, two percent (2%) of the issued and outstanding capital stock, or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding, (w) indirectly investing in securities in any corporation or other business entity by virtue of Employee’s passive investment (with no ability to manage or direct investments) in a venture capital limited liability partnership or private equity fund or any other similar venture, private equity or seed capital firm, (x) participating in activities as specifically consented to in writing by the Board that would otherwise be Restricted Activities, (y) undertaking activities for the entities listed on Exhibit A to the extent permitted in such exhibit, or (z) undertaking employment in jurisdictions where the restrictions contained in Section 6(a) are void as a matter of law, provided, however, that the restrictions contained in Section 5, Section 6(b), Section 8 and Section 9 shall remain in full force and effect.

Section 7.
Acknowledgment Regarding Restrictions.
7.1
Employee recognizes and agrees that the restraints contained in Section 6 (both separately and in total), are reasonable and enforceable in view of Company’s legitimate interests in protecting its Confidential Information and customer goodwill and the limited scope of the restrictions in Section 6.
7.2
Employee acknowledges that nothing contained herein shall prohibit Employee from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to Employee’s attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Section 8.
Inventions.
8.1
Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets, compounds, formulas, recipes, mixtures, processes and the like (including any modifications thereto) (each an “Invention” and collectively, “Inventions”), which are developed, conceived, created, discovered, learned, produced and/or otherwise generated by Employee, whether individually or otherwise, during the Employment Period, whether or not during working hours, shall be the sole and exclusive property of Company, and Employee hereby assigns, and to the extent not assignable at present, agrees to assign to Company, and Company shall own, any and all right, title and interest to such Inventions, provided that any ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets, compounds, formulas, recipes, mixtures, processes and the like (including any modifications thereto) that would be Inventions except (a) that no equipment, supplies, facility, or confidential or proprietary information of the Company was used, (b) which arise as the result of Employee providing service to, and were developed by Employee entirely on the time of, another entity listed on Exhibit A, and (c) which do not directly relate to discovery, development, manufacture, use or commercialization of superoxide dismutase or superoxide dismutase mimetics, or of other agents which have similar chemistry, mechanism of action or molecular target as those under development by the Company during the Employment Period, shall not be considered Inventions.
8.2
Employee shall promptly make a complete written disclosure to Company of any Invention, when and as it arises, is conceived or is reduced to practice, specifically pointing out the features or concepts that Employee believes to be new or different. Employee shall give Company and its attorneys all reasonable assistance in connection with the preparation and prosecution of any patent applications filed in connection with any such Invention. Company shall have the right to name Employee as inventor in any patent application where applicable. Whenever requested to do so by Company, at Company’s expense, Employee agrees to execute any and all applications, assignments or other instruments which Company deems necessary and/or desirable to protect such interests. Furthermore, Employee hereby agrees to execute, acknowledge and deliver, from time to time as may be requested by Company, any and all documents and take such other action as Company believes, in its sole discretion, to be necessary to: (a) protect, register, and/or otherwise vest Company’s right, title and interest in and to the Inventions; (b) make a record with any and all government agencies, authorities, courts, tribunals, or third parties of the fact that Company owns all right, title and interest in and to the Inventions; and (c) make such a record that Employee has no right, title or interest, of any kind or nature, in or to the Inventions. Employee further agrees that Employee’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.
8.3
If Company is unable for any reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Company as above, then Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in its name, place and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee. Notwithstanding the occurrence of a breach by Company of any legal duty or obligation imposed by any contract (including this Agreement), by the law of torts (including simple or gross negligence, strict liability or willful misconduct), or by federal or state laws, rules, regulations, orders, standards or ordinances, during the term of this Agreement, Employee shall have no right to revoke or restrict in any manner or to any degree whatsoever, through injunctive relief or otherwise, the rights granted to Company under this Agreement, it being understood and agreed that each such breach shall be compensable, if at all, by a remedy at law.
8.4
Employee acknowledges that as part of Employee’s work for Company Employee may be asked to create, or contribute to the creation of, computer programs, documentation or other copyrightable works. Employee hereby agrees that any and all computer programs, documentation and other copyrightable materials that Employee has prepared or worked on for Company, or is asked to prepare or work on by Company, shall be treated as and shall be a “work made for hire,” for the exclusive ownership and benefit of Company according to the copyright laws of the United States, including, but not limited to, Sections 101 and 201 of Title 17 of the U.S. Code (“U.S.C.”) as well as according to similar foreign laws. Company shall have the exclusive right to register the copyrights in all such works in its name as the owner and author of such works and shall have the exclusive rights conveyed under 17 U.S.C. §§106 and 106A, including, but not limited to, the right to make all uses of the works in which attribution or integrity rights may be implicated. Without in any way limiting the foregoing, to the extent the works are not treated as works made for hire under any applicable law, Employee hereby irrevocably assigns, transfers and conveys to Company and its successors and assigns any and all right, title and interest that Employee may now or in the future have in or to the copyrightable works, including, but not limited to, all ownership, U.S. and foreign copyrights, all treaty, convention, statutory and common law rights under the law of any U.S. or foreign jurisdiction, the right to sue for past, present and future infringement and moral, attribution and integrity rights. Employee hereby expressly and forever irrevocably waives any and all rights Employee has arising under 17 U.S.C. §106A, rights that may arise under any federal, state or foreign law that conveys rights that are similar in nature to those conveyed under 17 U.S.C. §106, and any other type of moral right or droit moral.
Section 9.
Company Property. Employee acknowledges that any and all notes, records, sketches, computer diskettes, training materials and other documents relating to Company obtained by or provided to Employee, or otherwise made, produced or compiled during the Employment Period or the Consultancy, regardless of the type of medium in which they are preserved, are the sole and exclusive property of Company and shall be surrendered to Company upon Employee’s termination of employment and on demand at any time by Company.
Section 10.
Non-Waiver of Rights. Company’s or Employee’s failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of Company or Employee thereafter to enforce each and every provision in accordance with the terms of this Agreement.
Section 11.
Right to Injunctive Relief. In the event of a breach or threatened breach of any rights, duties or obligations under the terms and provisions of Section 5 “Confidential Information”, Section 6 “Restrictions”, Section 8 “Inventions”, or Section 9 “Company Property”, either Company or Employee shall be entitled, in addition to any other legal or equitable remedies the party may have in connection therewith (including any right to damages that the party may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. The parties hereby expressly acknowledge that the harm which might result to the Employee or to the Company’s business as a result of any noncompliance with any of the provisions of Section 5, Section 6, Section 8 or Section 9 might be largely irreparable. The parties specifically agree that if there is a question as to the enforceability of any of the provisions of Section 5, Section 6, Section 8 or Section 9 the parties will not engage in any conduct inconsistent with or contrary to such sections until after the question has been resolved by a final judgment of a court of competent jurisdiction. Employee and Company agree that the running of the periods set forth in Section 6 shall be tolled during any period of time in which Employee violates that section.
Section 12.
Judicial Enforcement. If any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law in any jurisdiction, the validity or enforceability of the remaining provisions thereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section 12 is reasonable in view of the parties’ respective interests.
Section 13.
Employee Representations. Employee represents that the execution and delivery of the Agreement and Employee’s employment with Company do not violate any previous or existing employment agreement or other contractual obligation of Employee. Employee agrees that Employee will not, during Employee’s employment with the Company, bring onto Company premises or improperly use or disclose any confidential or proprietary information or trade secrets of any former or other employer or third party for whom Employee has been engaged to provide services without the explicit written consent of such employer or third party. If, at any time during Employee’s employment with the Company, Employee is (a) requested by the Company to perform work which Employee believes may cause Employee to violate a duty Employee has to a third party or (b) requested by a third party to perform work which Employee believes may cause Employee to violate a duty Employee has to the Company, Employee will immediately inform the Company (subject to any confidentiality obligations Employee may have to such third party and the Company) so that an assessment of the situation may be made.
Section 14.
Right to Recover Costs and Fees. In any action to enforce, or arising out of, this Agreement, the prevailing party shall be entitled to be awarded allowable costs and reasonable attorney’s fees incurred.
Section 15.
Amendments; Entire Agreement. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto. This Agreement is intended as the complete, final and exclusive agreement between the parties regarding Employee’s terms of employment, Confidential Information, ownership of and assignment of Inventions, and dispute resolution, and supersedes all prior understandings, writings, proposals, representations or communications, oral or written.
Section 16.
Assignments. This Agreement shall be freely assignable by Company to and shall inure to the benefit of, and be binding upon, Company, its successors and assigns and/or any other entity which shall succeed to the business conducted by Company. Being a contract for personal services, Employee cannot assign or transfer any of Employee’s obligations under this Agreement.
Section 17.
Choice of Forum and Governing Law. In light of Company’s substantial contacts with the State of Delaware, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, the parties agree that: (a) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted in the state courts of New Castle County, Delaware or district court for the District of Delaware; and (b) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware, without regard for any conflict of law principles.
Section 18.
Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when: (i) delivered personally to the recipient; (ii) sent to the recipient by reputable express courier service (charges prepaid); (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid; or (iv) telecopied to the recipient

(with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Eastern Time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to Company:

Galera Therapeutics, Inc.

2 W Liberty Blvd #100

Malvern, Pennsylvania 19355

Attention: Chief Executive Officer

If to Employee: to the last address Company has in its personnel records for Employee or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. The parties agree that service of process may be effected by certified or registered mail, return receipt requested, directed to the other party at the address set forth above, and service so made shall be completed when received.

Section 19.
Application of Specific Tax Provisions. Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that Company determines in good faith that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise (all such payments and benefits, including, without limitation, salary and bonus payments, being hereinafter called the “Total Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of being considered “contingent on a change in ownership or control” of Company within the meaning of Section 280G of the Code, then such Total Payments shall be reduced to the extent necessary so that the Total Payments will be less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code), but only if the amount of such reduction would be less than 100% of the Excise Taxes on such Total Payments. The reduction, if any, of the Total Payments shall apply as follows, unless otherwise agreed and such agreement is in compliance with Section 409A of the Code, (i) first, any cash severance payments due under the Agreement shall be reduced, with the last such payment due first forfeited and reduced, and sequentially thereafter working from the next last payment, and (ii) second, any acceleration of vesting of any equity shall be disregarded beginning with the most recent equity award and each prior award thereafter in chronological order based on each award grant date. Notwithstanding the foregoing, to the extent satisfaction of the shareholder approval requirements of Section 280G(b)(5)(B) and Treasury Regulation Section 1.280G-1 Q&A7 (the “Shareholder Approval Exception”) would result in the Total Payments being excluded from tax imposed by Section 4999 of the Code, Company hereby agrees that it will seek the necessary approval from the stockholders of Company and take the other steps necessary, and within its control, to satisfy the requirements of the Shareholder Approval Exception. All determinations regarding the application of this Section 19 shall be made by an accounting firm or consulting group selected by the Company with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax (the “Independent Advisors”). The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company. In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 19, the excess amount shall be returned promptly by Employee to the Company.
Section 20.
Compliance with Code Section 409A.
20.1
This Agreement and the payments and benefits hereunder are intended to comply with, or qualify for exemption from, the requirements of Section 409A of the Code (including the Treasury Regulations and other administrative guidance promulgated thereunder) (“Section 409A”), and this Agreement shall be interpreted in a manner consistent with such intent.
20.2
Notwithstanding anything herein to the contrary, if at the time of Employee’s termination of employment Employee is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) to the extent necessary to comply with the requirements of Section 409A until the Company’s first regular payroll date that is more than six months following Employee’s termination of employment with Company (or the earliest date as is permitted under Section 409A). Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.
20.3
If any other payments or benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be deferred if deferral will make such payments or provision of benefits compliant under Section 409A or such payments or benefits shall be restructured, to the extent possible, in a manner, determined by the Company and Employee, that does not cause such an accelerated or additional tax.
20.4
Notwithstanding anything to the contrary herein, to the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean a “separation from service” within the meaning of Section 409A.
20.5
For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Notwithstanding anything to the contrary in this Agreement, all taxable reimbursements provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement of an eligible expense shall be made in accordance with the Company’s policies and practices and as otherwise provided herein, provided, that, in no event shall reimbursement be made after the last day of the year following the year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
Section 21.
Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

PLEASE NOTE: BY SIGNING THIS AGREEMENT, EMPLOYEE IS HEREBY CERTIFYING THAT EMPLOYEE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS EMPLOYEE HAS ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS EMPLOYEE’S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Employment, Confidentiality, Noncompete and Invention Rights Agreement to be executed as of the day and year first above written.

COMPANY:

/s/ J. Mel Sorensen

J. Mel Sorensen, M.D.

EMPLOYEE:

/s/ Joel Sussman

Joel Sussman

[Signature Page to Employment Agreement]

Exhibit A

Solely with respect to the persons and entities listed below, it shall not be a Restricted Activity for Employee, during the Employment Period, to provide any labor, services, expertise, advice or assistance to, or have an interest in, any person or entity listed below to the extent that such person or entity is engaged in, or planning to engage in, any business listed below in which the Company may engage during the Employment Period, provided that such person or entity is not engaged in, or planning to engage in, activities relating to the discovery, development, manufacture, marketing or sales of (i) any products or potential products for the treatment or prevention of mucositis, (ii) any products or potential products primarily for the treatment or prevention of any fibrosis indication for which the Company has products or potential products under development during the Employment Period, (iii) superoxide dismutase or superoxide dismutase mimetics for the treatment and prevention of various diseases, including cancer and the serious side effects associated with current cancer therapies, or (iv) other agents which have the same or similar mechanism of action or molecular target as those under development by the Company during the Employment Period.

The entities are:

•
Therasis, Inc.
•
Oncopia Therapeutics, Inc.
•
Five Eleven Pharma, Inc.

Nothing in this Exhibit A shall limit the scope of the Agreement other than Section 6 and Section 8.1.

If, at any time during Employee’s employment with any of the foregoing entities Employee is requested to perform work which may conflict with either: (i) obligations Employee has to the Company or (ii) relates to any business in which the Company may engage during the Employment Period other than those already listed with that specific entity above, Employee will immediately inform the Company and such other entity in writing. In such notices, Employee may disclose to the Company and such other entities only the minimum Confidential Information of the other party as is necessary and mutually agreed to by Employee and the party whose Confidential Information is being disclosed to describe the potential conflict.

A-1

Exhibit B

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made between Galera Therapeutics, Inc., a Delaware corporation (the “Company”) and Joel Sussman (“Employee”) (each a “party” and together the “parties”):

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee has separated from employment with the Company effective [DATE] (“Separation Date”); and

WHEREAS, the parties wish to ensure an amicable separation and to provide for the release in full of all claims by Employee.

NOW, THEREFORE, the parties agree as follows:

1.
Separation Benefits. Provided that Employee complies with all conditions described in Section 3 of this Agreement (the “Conditions”), the Company will provide the following separation benefits to Employee:

a. Separation Pay. The Company will pay Employee separation pay in the gross amount of $___________, less withholding for taxes required by applicable law, representing payment of _______ (__) [weeks’] [months’] salary. Separation pay will be paid in equal installments by direct deposit or mailed to Employee at Employee’s home address reflected in the records of the Company on the Company’s regular paydays over a period of _____ (__) [weeks] [months] commencing on the Separation Date; provided, however, that the first such payment will be made on the first regularly-scheduled payday immediately following the thirtieth (30th) calendar day after the Separation Date and will include all sums that would have been paid previously if payments had begun on the first payday after the Separation Date. Separation pay will not be subject to voluntary employee deferral or employer matching contributions pursuant to any pension or other retirement plan.

b. COBRA Payments. Subject to the Conditions, if Employee timely elects COBRA coverage and is eligible for such coverage, the Company shall pay the required premiums for COBRA coverage for Employee and Employee’s covered dependents for the first _______ (__) months of such coverage, provided that no such payments will be made before the thirtieth (30th) calendar day after the Separation Date.

2. Release in Full of All Claims. In exchange for the promises described in Section 1 of this Agreement, Employee, for himself/herself and his/her heirs, assigns and personal representatives, fully and completely releases the Company and its parent, subsidiary and affiliated entities and all predecessors and successors thereto, and all benefit plans thereof, and all of their respective shareholders, members, partners, directors, officers, managers, employees, attorneys, administrators and agents (each a “Releasee” and collectively the “Releasees”) from any and all claims or causes of action that Employee may have against the Releasees, known or unknown, including claims or causes of action that relate in any way to Employee’s employment with any Releasee or the termination thereof, from the beginning of time through the date Employee signs this Agreement (each a “Released Claim” and together the “Released Claims”), including but not limited to the following:

(a) federal, state or local laws prohibiting discrimination (including harassment and retaliation) in employment, such as: (i) the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit discrimination based on age; (ii) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; (iii) the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; (iv) the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; (v) the National Labor Relations Act, which prohibits discrimination for engaging in certain concerted protected activity; (vi) the Occupational Safety and Health Act and the Mine Safety and Health Act, which prohibit discrimination for engaging in certain safety-related activity; (vii) the Sarbanes Oxley Act, which prohibits discrimination for engaging in certain whistleblowing activity; and (viii) the Pennsylvania Human Relations Act (43 P.S. § Section 591, et seq.), which prohibits discrimination on many of the bases described above;

(b) federal, state or local laws regarding wages and hours, including laws regarding minimum wage, overtime compensation, wage payment, vacation pay, sick pay, compensatory time, commissions, bonuses, and meal and break periods wages, such as the Fair Labor Standards Act and the Pennsylvania Wage Payment and Collection Law (43. P.S. § 260.1, et seq.);

(c) other employment laws, including but not limited to: (i) the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; (ii) the Worker Adjustment and Retraining Notification Act (WARN), which requires advance notice of certain workforce reductions; (iii) the Employee Retirement Income Security Act, which protects employee benefits (among other things); and (iv) the Uniformed Services Employment and Reemployment Rights Act, which requires employers to provide military leave under certain circumstances; and

(d) any common law theory, including but not limited to breach of contract (expressed or implied), promissory estoppel, wrongful discharge, outrageous conduct, defamation, fraud or misrepresentation, tortious interference, invasion of privacy, negligent hiring or supervision, or any other claims based in contract, tort or equity.

Excluded Claims: Notwithstanding the foregoing, the Released Claims do not include claims for breach of this Agreement, claims that arise after Employee signs this Agreement, claims for vested pension benefits, claims for workers’ compensation benefits or unemployment compensation benefits, and any other claims that cannot by law be released by private agreement. In addition, this release does not prevent Employee from filing: (i) a lawsuit to challenge the effectiveness of a release of claims of age discrimination under the ADEA; or (ii) a charge with a governmental agency, including but not limited to the U.S. Equal Employment Opportunity Commission

(“EEOC”) and the U.S. Securities and Exchange Commission (“SEC”), but Employee is waiving his/her right to recover any monetary or injunctive relief pursuant to any such charge (except that this Agreement does not prevent Employee from recovering an award from or by the SEC or other governmental agency for providing information).

Employee acknowledges and agrees that Employee is releasing both known and unknown claims and waives the benefit of any statute purporting to prevent Employee from releasing unknown claims, including but not limited to the protection of Cal. Civ. Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3.
Conditions. Employee shall comply with the following terms, as conditions of payment, and in the event that Employee fails to satisfy these conditions, the Company shall have no obligation to provide any separation benefits pursuant to Section 1 and shall be entitled to a refund of any separation benefits previously paid:

a. Execution and Return of Agreement. Employee shall sign this Agreement and return the signed original of the Agreement to the Company within twenty-one (21) calendar days after the Separation Date and shall not revoke it.

b. Property. Employee shall return all Company property in Employee’s possession, custody or control not later than the first (1st) business day following the Separation Date, including but not limited to all motor vehicles, computer hardware, office equipment, telephones, credit cards, keys, card keys, and the originals and all copies of all documents, files, computer software and electronic data of any kind; provided, however, that Employee may retain copies of documents reflecting his/her compensation and benefits from the Company. By signing this Agreement, Employee represents and warrants that Employee has done so.

c. Non-Disparagement. Employee shall not malign or disparage any of the Releasees. Nothing in this Agreement shall preclude Employee from: (i) reporting violations of law to law enforcement officials; (ii) giving truthful testimony under oath in a judicial, administrative, or arbitral proceeding; or (iii) making truthful statements to governmental agencies such as the EEOC or SEC.

d. Confidential Information.

(i) Employee shall not disclose to any third party, or use for the benefit of Employee or any third party, any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean: (A) all of the Releasees’ trade secrets, as that term is defined in the Pennsylvania Uniform Trade Secrets Act (12 Pa. Cons. Stat. Ann. § 5301, et seq.); (B) all intellectual property of the Releasees, including but not limited to all inventions, discoveries, ideas or processes that have been or could be protected by patent, trademark, copyright or similar protections; (C) all communications or information to or from counsel for any of the Releasees that constitute attorney work product or are protected by attorney-client privilege; and (D) all other non-public information concerning the business or operations of the Releasees, including but not limited to information concerning organization, management, finances, business plans and strategies, clients and customers, relationships with contractors and vendors, proprietary or specialized computer software, employees, products and services, equipment and systems, methods, processes and techniques, and prospective and executed contracts and other business arrangements.

(ii) In response to any subpoena, court order or other legal process purporting to require disclosure of Confidential Information, Employee shall: (A) immediately notify the Company; (B) take all lawful steps, at the Company’s expense, to resist the subpoena, court order or other process unless otherwise directed by the Company; and (C) cooperate fully, at the Company’s expense, with all lawful efforts by the Company to protect the Confidential Information from disclosure.

(iii) Notwithstanding the foregoing, 18 U.S.C. §1833(b) provides, in part: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal..... (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Nothing in this Agreement, any other agreement executed by Employee, or any Company policy is intended to conflict with this statutory protection.

e. Other Agreements. Employee shall fully comply with all other agreements between Employee and the Company (or any parent, subsidiary or affiliate of the Company or predecessor or successor thereto), including but not limited to agreements regarding confidentiality, protection of intellectual property, noncompetition, and nonsolicitation; provided, however, that in the event of any conflict between or among the provisions of this Agreement and the provisions of any such other agreements, the provisions providing the greatest protection to the Company shall control.

f. Re-employment. Employee shall not be eligible for re-hire with the Company and shall not apply for or otherwise seek employment or re-employment with the Company or any other Releasee. Employee acknowledges and agrees that this Agreement is a legitimate, nondiscriminatory and nonretaliatory reason for the Company and any other Releasee to refuse to hire or rehire Employee.

4.
No Other Claims. Employee represents and warrants that:

(a)
Employee has no Released Claims pending against the Company or any other Releasee and has not assigned or transferred any Released Claim to anyone;

(b)
Employee has been timely paid all compensation owed for services rendered through the Separation Date, including all salary, wages, bonuses, commissions, overtime compensation (if applicable) and payment for all accrued but unused vacation, and has timely received all meal periods and rest breaks to which Employee may have been entitled;

(c)
Employee has been fully reimbursed for all business expenses incurred by Employee for which Employee was entitled to reimbursement;

(d)
[Except as alleged in Claim No. _______ filed on or about [DATE],] Employee did not suffer any work-related injury or illness as an employee of the Company or any other Releasee and is not aware of any facts or circumstances that would give rise to a workers’ compensation claim by Employee against the Company or any other Releasee; and

(e)
Employee did not suffer any sexual harassment or sexual abuse as an employee of the Company or any other Releasee and is not aware of any facts or circumstances that would give rise to such a claim by Employee against the Company or any other Releasee.

5.
Acknowledgements. By signing this Agreement, Employee acknowledges and agrees that:

(a)
the consideration described in Section 1 of this Agreement is consideration to which Employee would not otherwise be entitled, but for the signing of this Agreement;

(b)
Employee has been advised to consult with legal counsel about this Agreement and has been given an opportunity to do so;

(c)
Employee has been given 21 days [NOTE: Section 4.5(b)(i) provides for 60 days] in which to consider this Agreement before signing it, any changes to this Agreement did not restart the 21-day consideration period, and if Employee has signed this Agreement in less than 21 days, Employee has done so voluntarily;

(d)
Employee is not relying on any promises or representations of any kind, except those set forth in this Agreement; and

(e)
Employee has signed this Agreement voluntarily, of Employee’s own free will, and without any threat, intimidation or coercion.

6.
Revocation. Employee may revoke this Agreement by delivering written notice of revocation to the Company by email, personal delivery, or U.S. Mail addressed as follows, which notice must be received not later than the seventh (7th) day following Employee’s signing of this

Agreement, and this Agreement shall not become effective until the seven-day revocation period has expired without revocation by Employee:

Galera Therapeutics, Inc.

2 West Liberty Boulevard, Suite 110

Malvern, PA 19355

Attention: CEO

7.
Confidentiality. The existence and terms of this Agreement are strictly confidential and shall not be disclosed by Employee to anyone except (a) Employee’s spouse, attorneys and tax advisors, and then only after securing their agreement to be bound by this provision; or (b) in response to inquiry from a taxing authority or otherwise as required by law. Any disclosure by Employee’s spouse, attorneys or tax advisors shall be deemed a disclosure by Employee. In the event of any breach of this Section 7, the Company shall be entitled to an immediate refund of fifty percent (50%) of all payments made pursuant to Section 1 of this Agreement, in addition to any other remedy available to the Company under law or equity.

8.
Invalidity of Release. If any provision of Section 2 of this Agreement is held to be invalid or unenforceable and Employee is permitted to and does assert any Released Claim against a Releasee, the Company shall be entitled to an immediate refund of one hundred percent (100%) of all payments made pursuant to Section 1 of this Agreement, in addition to any other remedy available to the Company under law or equity; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA unless ordered by a court of law.

9.
Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

10.
No Admission. The parties agree that this Agreement is not an admission, and shall not be construed as an admission, by either Party of any violation of law or other wrongdoing of any kind.

11.
Attorney Fees and Costs. In any litigation, arbitration or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover his/her/its reasonable attorney fees and costs; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA or a suit challenging the validity of a release of age discrimination claims under the ADEA.

12.
Controlling Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and applicable federal law, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts in or for Philadelphia, Pennsylvania and Employee and the Company hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum. Employee and the Company hereby irrevocably waive their respective rights to a jury trial with respect to any action or claims arising out of or relating to this Agreement. Employee understands and agrees that any action or claims arising out of or relating to this Agreement shall be heard only by a judge and not by a jury and that Employee is giving up her right to have any such action or claims heard by a jury.

13.
Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an exception thereto. Accordingly, this Agreement shall be interpreted in a manner consistent with the requirements of Section 409A to the extent applicable. Any payments under this Agreement that may be excluded from Section 409A either as a short-term deferral or as separation pay due to an involuntary separation from service shall be excluded from Section 409A to the maximum extent possible. All separation payments to be made upon the termination of employment hereunder may only be made upon a “separation from service” within the meaning of Section 409A. Each amount to be paid or benefit provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by Employee pursuant to this Agreement, under Section 409A or otherwise. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

14.
Entire Agreement; Days. This Agreement is the entire agreement between the parties regarding the matters addressed herein, and it supersedes and replaces all prior discussions, negotiations, representations or agreements regarding such matters, whether oral or written. This Agreement may not be modified or amended, nor may any of its provisions be waived, except in a writing signed by both parties. This Agreement may be signed in counterparts, including counterparts transmitted by fax or in PDF form via email, all of which together shall constitute one fully-executed agreement. All references to “days” in this Agreement mean calendar days unless expressly stated otherwise.

[Signatures appear on following page.]

NOTE: Sign and return within 21 days after separation.

Do not sign before last day of employment.

EMPLOYEE: COMPANY:

Galera Therapeutics, Inc.

______________________________ By:

Joel Sussman Name:

Title:

Date: Date: